Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2014 FOURTH QUARTER AND FULL-YEAR RESULTS

Reports Strong Profitability and Cash Flow for Fourth Quarter and Full-Year 2014

Board of Directors Declares First-Ever Quarterly Cash Dividend of $0.30 Per Share

Board Increases Share Repurchase Authorization by $250 Million

Company Issues Full-Year 2015 Guidance

BELLEVUE, Wash.—February 5, 2015—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the fourth quarter and full year ended December 31, 2014.

“We are pleased with our strong performance in the fourth quarter of 2014,” said Nora M. Denzel, Outerwall’s interim chief executive officer. “As our results demonstrate, we remain focused on executing our strategy of optimizing our core businesses, scaling ecoATM and leveraging our existing platforms to gain operational efficiencies across the company. As we look forward in 2015, we will continue to build on our leading brands, consumer engagement, strong relationships with our retail and studio partners and solid financial foundation.”

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
Dollars in millions, except per share data	2014	2013	%	2014	2013	%
GAAP Results
• Consolidated revenue	$600.6	$593.7	1.2%	$2,303.0	$2,306.6	(0.2)%
• Income from continuing operations	$43.8	$42.9	2.2%	$107.4	$208.1	(48.4)%
• Net income	$43.8	$22.7	93.2%	$106.6	$174.8	(39.0)%
• Diluted EPS from continuing operations	$2.35	$1.55	51.6%	$5.19	$7.33	(29.2)%
• Net cash provided by operating activities	$131.3	$180.7	(27.3)%	$338.4	$327.8	3.2%

Core Results*
• Core adjusted EBITDA from continuing operations	$141.0	$137.3	2.7%	$480.5	$491.7	(2.3)%
• Core diluted EPS from continuing operations	$2.44	$1.68	45.2%	$6.43	$5.92	8.6%
• Free cash flow	$105.7	$142.6	(25.9)%	$240.4	$166.4	44.5%

*	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

Highlights from the full-year 2014 include:

•	Managed the business for profitability while making investments for the future as demonstrated by solid core adjusted EBITDA from continuing operations of $480.5 million despite a decline in revenue at Redbox due to a challenging release schedule for much of 2014

•	Redbox achieved its 4 billionth cumulative rental in November 2014

•	Extended existing content agreements with Sony, Paramount and Universal and signed a new agreement with Lionsgate

•	Installed more than 1,000 ecoATM® kiosks, bringing total ecoATM kiosks to 1,890 at December 31, 2014

•	Consolidated general and administrative (G&A) expense improved 13.6% year-over-year primarily as a result of the company’s ongoing focus on expense management

•	Core diluted EPS from continuing operations increased 8.6% year-over-year

•	Generated $240.4 million in free cash flow for the full-year 2014, an increase from $166.4 million in 2013

•	Repurchased 7.9 million shares of common stock at an average price of $68.31 per share for $541.4 million

Highlights from the fourth quarter 2014 include:

•	Successfully implemented Redbox price increases in December 2014 for movies and early January 2015 for video games

•	Week of December 29, 2014, marked the highest rental week in Redbox history, led by strong new release titles

•	Installed approximately 380 net new ecoATM kiosks

•	Consolidated revenue increased 1.2% compared with the fourth quarter of 2013, primarily reflecting an increase in New Ventures segment revenue as the company continued to scale ecoATM

•	Consolidated G&A expense improved 20.9% compared with the fourth quarter of 2013, primarily as a result of the company’s ongoing focus on expense management

•	Core adjusted EBITDA from continuing operations increased 2.7% compared with the fourth quarter of 2013, primarily due to an improvement in G&A expense

•	Core diluted EPS from continuing operations increased 45.2% compared with the fourth quarter of 2013, primarily reflecting share repurchases throughout the year

“Our financial results for the fourth quarter and full-year 2014 reflect our ongoing efforts to manage the business for profitability and free cash flow while we make the appropriate investments for our future,” said Galen C. Smith, chief financial officer of Outerwall.

“We continue to maintain a disciplined approach to our capital allocation strategy and remain committed to our current policy of returning 75-to-100 percent of annual free cash flow to shareholders,” continued Smith. “Demonstrating confidence in Outerwall’s long-term prospects and future cash flows, our board of directors declared our first-ever cash dividend payment of $0.30 per share and approved an additional authorization of $250.0 million to our share repurchase program.”

Outerwall also announced today that it is shutting down its Redbox operations in Canada as the business is not meeting the company’s performance expectations. As a result, the company recognized an after-tax expense of $1.5 million in the fourth quarter of 2014 related to the accelerated recognition of content library and capitalized install costs on property and equipment. The remaining value of the content library and capitalized install costs will be amortized over an expected three-month wind-down period. Following the final shutdown of the operations in Canada, the company expects to report Redbox Canada results as a discontinued operation.

“Our 2015 annual guidance reflects our ongoing focus on managing the business for profitability while continuing to make disciplined growth investments, including scaling ecoATM,” said Smith. “The recently implemented Redbox price increase will support further investments in several initiatives to enhance customer experience and drive engagement. We expect these initiatives will help offset the secular decline in the physical rental market and that our actions to improve operational efficiencies and network optimization will help drive earnings growth.”

CONSOLIDATED RESULTS

Consolidated revenue for the fourth quarter of 2014 increased $6.9 million, or 1.2%, to $600.6 million compared with $593.7 million for the fourth quarter of 2013. The year-over-year increase in consolidated revenue was primarily due to an increase in New Ventures revenue. For the full-year 2014, consolidated revenue of $2.30 billion was essentially flat compared with full-year 2013 revenue, reflecting increases in revenue in the New Ventures and Coinstar segments and a decline in revenue in the Redbox segment.

Consolidated G&A expenses were $41.9 million in the fourth quarter of 2014, a 20.9% decrease from $53.0 million in the fourth quarter of 2013. For the full-year 2014, G&A expenses of $191.7 million improved 13.6% from $221.8 million in 2013. The improvement in G&A expenses in both periods primarily reflects the company’s ongoing focus on expense management in each of its lines of business and across its shared services organization.

Operating income for the fourth quarter of 2014 was $85.2 million and operating margin was 14.2% compared with operating income of $73.0 million and operating margin of 12.3% in the fourth quarter of 2013. The year-over-year increase in operating margin primarily reflects the improvement in G&A and direct operating expenses that includes a one-time $5.6 million benefit as a result of a reduction of the estimated liability for Redbox personal property taxes. For the full-year 2014, operating income was $248.4 million compared with $261.0 million in 2013, primarily reflecting an increase in the operating loss in the New Ventures segment as the company continued to scale its ecoATM business during the year.

Income from continuing operations for the fourth quarter of 2014 was $43.8 million, or $2.35 per diluted share, compared with $42.9 million, or $1.55 per diluted share, in the fourth quarter of 2013. For the full-year 2014, income from continuing operations was $107.4 million, or $5.19 per diluted share, compared with $208.1 million, or $7.33 per diluted share, for the full-year 2013.

Core adjusted EBITDA from continuing operations for the fourth quarter of 2014 was $141.0 million compared with $137.3 million in the fourth quarter of 2013. The year-over-year increase was primarily due to higher segment operating income in the Redbox and Coinstar segments. For the full-year 2014, core adjusted EBITDA from continuing operations was $480.5 million compared with $491.7 million for the full-year 2013. The year-over-year decrease in core adjusted EBITDA from continuing operations was primarily due to lower segment operating income in the Redbox segment and a higher segment operating loss in the New Ventures segment.

Core diluted earnings per share from continuing operations in the fourth quarter of 2014 were $2.44 compared with $1.68 per diluted share in the fourth quarter of 2013. For the full-year 2014, core diluted earnings per share from continuing operations were $6.43 compared with $5.92 per diluted share for 2013.

Net cash provided by operating activities in the fourth quarter of 2014 was $131.3 million compared with $180.7 million in the fourth quarter of 2013. The decrease was primarily due to higher non-cash expenses in the fourth quarter of 2013, including an impairment of $27.2 million related to discontinued operations and a $21.4 million loss from equity method investments in the fourth quarter of 2013 and a decrease of $12.3 million in net cash inflows from changes in working capital. Net cash provided by operating activities for the year increased by $10.5 million compared with 2013, primarily due to a decrease in net cash outflows from changes in working capital of $76.9 million partially offset by a decrease in net income for the year.

Capital expenditures for the fourth quarter of 2014 were $25.6 million on a cash basis compared with $38.1 million in the fourth quarter of 2013. For the year, cash capital expenditures were $97.9 million in 2014 compared with $161.4 million in 2013. The decrease in capital expenditures in 2014 compared with 2013 was primarily due to lower capital expenditures related to Redbox kiosks.

Free cash flow for the fourth quarter of 2014 was $105.7 million compared with $142.6 million in the fourth quarter of 2013. Free cash flow for the full-year 2014 was $240.4 million compared with $166.4 million for 2013.

SEGMENT RESULTS

Redbox

Effective December 2, 2014, the daily rental rate for DVDs was increased from $1.20 to $1.50, and the daily rental rate for a Blu-ray® Disc was increased from $1.50 to $2.00. The daily rental rate for video games increased from $2.00 to $3.00, effective January 6, 2015. The benefit from the price increases to revenue in December 2014 was greater than the company expected due to the robust content slate and holiday seasonality that attracted customers and lessened the impact of increased prices on rental demand, helping to offset weaker performance from September and October releases and secular decline in the physical rental market.

Redbox segment revenue in the fourth quarter of 2014 was relatively flat at $494.0 million compared with $496.4 million in the fourth quarter of 2013, despite lower rentals in the fourth quarter of 2014 compared with the fourth quarter of 2013. Rentals declined 10.7 million to approximately 181.3 million in the fourth quarter of 2014 compared with 192.0 million in the fourth quarter of 2013. Same store sales decreased 1.3% in the fourth quarter of 2014 compared with an increase of 0.9% in the fourth quarter of 2013.

Net revenue per rental increased $0.14, or 5.4% to $2.72 in the fourth quarter of 2014 from $2.58 in the fourth quarter of 2013. The increase was primarily the result of the impact of the price increases and the continued shift to Blu-ray in the fourth quarter of 2014, both of which helped to minimize the impact of lower rentals in the fourth quarter of 2014 compared with the prior year.

Redbox segment operating income in the fourth quarter of 2014 was $121.3 million compared with $111.3 million in the fourth quarter of 2013. Segment operating margin was 24.6% in the fourth quarter of 2014 compared with 22.4% in the fourth quarter of 2013, reflecting the company’s focus on managing its costs.

Coinstar

Coinstar segment revenue was $81.9 million, an increase of 1.5%, compared with $80.7 million in the fourth quarter of 2013, primarily due to growth in the number of installed Coinstar Exchange kiosks, a price increase in the U.K., and higher volume in the U.K. as a result of an increased U.K. kiosk base. Same store sales grew 3.3% in the fourth quarter of 2014 compared with 5.9% in the fourth quarter of 2013. The average transaction size in the fourth quarter of 2014 increased $0.63 to $44.45 from the fourth quarter of 2013.

Effective August 1, 2014, the company implemented a price increase for all U.K. grocery retail locations for the coin voucher product, increasing the fee from 8.9% to 9.9%.

Coinstar segment operating income was $33.6 million in the fourth quarter of 2014, an increase of 8.9% compared with the fourth quarter of 2013, and Coinstar segment operating margin was 41.0% in the fourth quarter of 2014, an increase of 280 basis points compared with 38.2% in the fourth quarter of 2013. The increases reflect the higher revenue and continued efforts to manage costs and increase productivity in the business.

New Ventures

New Ventures segment operating results primarily reflect the operations and performance of ecoATM. Beginning in the first quarter of 2015, the company expects to report ecoATM results as a separate segment.

New Ventures segment revenue was $24.7 million compared with $16.6 million in the fourth quarter of 2013, primarily due to the increase in the number of ecoATM kiosks and continued ramping of kiosks deployed in 2014. The company installed approximately 380 net new ecoATM kiosks during the fourth quarter of 2014, primarily in the grocery channel, and ended 2014 with a total of approximately 1,890 ecoATM kiosks. As of December 31, 2014, there were approximately 1,980 New Ventures kiosks installed.

New Ventures direct operating expense was $28.9 million in the fourth quarter of 2014 compared with $16.6 million in the fourth quarter of 2013. This year-over-year increase primarily reflects the necessary investments to support and grow ecoATM and the company’s investment in SAMPLEit. Expenses include acquiring, transporting and processing mobile devices at ecoATM, servicing kiosks and payments to retailers.

In the fourth quarter of 2014, New Ventures segment revenue decreased sequentially from $29.7 million in the third quarter of 2014 primarily due to seasonality, a lower mix of high value devices, and a lower average selling price in the secondary market resulting from an increased supply of devices following the iPhone 6 release in September 2014. New Ventures direct operating expense increased from $27.0 million in the third quarter of 2014 primarily due to lower than expected revenue in the fourth quarter of 2014 that did not cover the fixed costs per kiosk associated with additional installations and continued investments necessary to scale and grow the business.

CAPITAL ALLOCATION

On February 3, 2015, the company’s board of directors declared a quarterly cash dividend of $0.30 per share to be paid on March 18, 2015, to all stockholders of record as of the close of business on March 3, 2015. Future quarterly dividend payments will be subject to approval by the board of directors.

During 2014, the company repurchased 7.9 million shares of common stock at an average price of $68.31 per share for approximately $541.4 million.

As of December 31, 2014, there was approximately $163.7 million remaining under the company’s stock repurchase authorization. On February 3, 2015, the company’s board of directors approved an additional stock repurchase authorization of up to $250.0 million of its common stock plus the cash proceeds received from the exercise of stock options by the company’s directors and employees, bringing the total available for repurchases to approximately $413.7 million.

The company’s net leverage ratio1 was 1.88x at December 31, 2014. The company continues to target a net leverage ratio in the range of 1.75x to 2.25x in 2015.

[1]	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

2015 ANNUAL GUIDANCE

Beginning this year, the company is providing annual guidance only and expects to update its annual guidance as appropriate after reporting its financial results each quarter during the year.

There are several factors that influence the company’s 2015 expectations, including the impact of pricing, the timing and number of net kiosk installations, the new release schedule and strength of content, and the company’s ability to further align costs with revenue.

Outerwall’s 2015 annual guidance reflects:

•	the anticipated benefit of the Redbox price increase that is expected to be partially offset by secular decline;

•	a decrease in box office for titles releasing at Redbox compared with 2014;

•	the continued growth and scaling of ecoATM and further testing of the company’s SAMPLEit business; and

•	ongoing investment in Coinstar Exchange as the business proves out.

As a reminder, Outerwall’s guidance for weighted-average diluted shares outstanding does not include the impact from any potential share repurchases in 2015.

The following table presents the company’s full-year 2015 guidance:

2015 FULL-YEAR GUIDANCE	As of February 5, 2015
Dollars in millions, except per share data
Consolidated results
Revenue	$2,314 — $2,464
Core adjusted EBITDA from continuing operations(1)	$467 — $512
Core diluted EPS from continuing operations(1)(2)	$6.71 — $7.71
Free cash flow(1)	$205 — $245
Weighted average diluted shares outstanding(2)	18.6 — 18.9
Effective tax rate	36% — 38%
Segment revenue
Redbox	$1,835 — $1,965
Coinstar	$313 — $318
New Ventures	$166 — $181
Capital expenditures
Redbox	$17 — $22
Coinstar	$16 — $20
New Ventures	$39 — $48
Corporate	$28 — $35

Total CAPEX	$100 — $125

Net kiosk installations
Redbox (U.S.)(3)	(1,000) — (1,900)
Coinstar	0 — (100)
New Ventures	600 — 1,200

[1]	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results
[2]	Excludes the impact of any potential share repurchases in 2015
[3]	Does not include kiosks in Canada as the company is shutting down its Redbox Canada operations in 2015

ADDITIONAL INFORMATION

Additional information regarding the company’s 2014 fourth quarter and full-year operating and financial results and guidance are included in the company’s prepared remarks. These items, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com. The Segment Supplement, which provides historical data in Excel format, is also posted on the website.

CONFERENCE CALL

The company will host a conference call today at 2:30 p.m. PST (5:30 p.m. EST) to discuss fourth quarter and full-year 2014 earnings results and 2015 annual guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through February 19, 2015, at 1-855-859-2056 or 1-404-537-3406, using conference ID 58385972.

ABOUT OUTERWALL

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company delivers breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2015 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and SAMPLEit,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

###

(Financial Statements Follow)

OUTERWALL INC.

EARNINGS RELEASE SCHEDULES

Three Months and Year Ended December 31, 2014

• Consolidated Statements of Comprehensive Income	10

• Consolidated Balance Sheets	11

• Consolidated Statements of Cash Flows	12

• Business Segment and Enterprisewide Information	14

• APPENDIX A

* Non-GAAP Financial Measures	16

* Core and Non-Core Results	16

* Core Adjusted EBITDA From Continuing Operations	17

* Core Diluted EPS From Continuing Operations	18

* Free Cash Flow	18

* Net Debt and Net Leverage Ratio	19

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$600,600	$593,705	$2,303,003	$2,306,601
Expenses:
Direct operating(1)	406,933	400,459	1,601,748	1,575,277
Marketing	11,098	9,499	38,240	32,402
Research and development	3,162	4,913	13,047	13,084
General and administrative	41,892	52,990	191,721	221,776
Depreciation and other	49,007	49,005	195,178	192,161
Amortization of intangible assets	3,326	3,848	14,692	10,933

Total expenses	515,418	520,714	2,054,626	2,045,633

Operating income	85,182	72,991	248,377	260,968
Other income (expense), net:
Income (loss) from equity method investments, net	2,527	(21,352)	(28,734)	19,928
Interest expense, net	(12,599)	(6,848)	(47,636)	(32,801)
Other, net	(3,016)	(2,204)	(4,873)	(5,527)

Total other income (expense), net	(13,088)	(30,404)	(81,243)	(18,400)

Income from continuing operations before income taxes	72,094	42,587	167,134	242,568
Income tax expense	(28,294)	289	(59,748)	(34,477)

Income from continuing operations	43,800	42,876	107,386	208,091
Loss from discontinued operations, net of tax	—	(20,201)	(768)	(33,299)

Net income	43,800	22,675	106,618	174,792
Foreign currency translation adjustment(2)	613	1,160	457	856

Comprehensive income	$44,413	$23,835	$107,075	$175,648

Basic earnings (loss) per share:
Continuing operations	$2.38	$1.61	$5.32	$7.65
Discontinued operations	—	(0.76)	(0.04)	(1.23)

Basic earnings per share	$2.38	$0.85	$5.28	$6.42

Diluted earnings (loss) per share:
Continuing operations	$2.35	$1.55	$5.19	$7.33
Discontinued operations	—	(0.73)	(0.04)	(1.17)

Diluted earnings per share	$2.35	$0.82	$5.15	$6.16

Weighted average shares used in basic per share calculations	18,412	26,696	20,192	27,216
Weighted average shares used in diluted per share calculations	18,660	27,598	20,699	28,381

(1)	“Direct operating” excludes depreciation and other of $32.3 million and $128.8 million for the three months and year ended December 31, 2014, respectively, and $33.0 million and $130.3 million for the three months and year ended December 31, 2013, respectively.
(2)	Foreign currency translation adjustment had no tax effect in 2014 and 2013.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$242,696	$371,437
Accounts receivable, net of allowances of $2,223 and $1,826	48,590	50,296
Content library	180,121	199,868
Prepaid expenses and other current assets	39,837	84,709

Total current assets	511,244	706,310
Property and equipment, net	428,468	520,865
Deferred income taxes	11,378	6,443
Goodwill and other intangible assets, net	623,998	638,690
Other long-term assets	8,231	19,075

Total assets	$1,583,319	$1,891,383

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$168,633	$236,018
Accrued payable to retailers	126,290	134,140
Other accrued liabilities	137,126	134,127
Current portion of long-term debt and other long-term liabilities	20,416	103,889
Deferred income taxes	21,432	23,143

Total current liabilities	473,897	631,317
Long-term debt and other long-term liabilities	973,669	681,403
Deferred income taxes	38,375	58,528

Total liabilities	1,485,941	1,371,248
Commitments and contingencies
Debt conversion feature	—	1,446
Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized;
36,600,166 and 36,356,357 shares issued;
18,926,242 and 26,150,900 shares outstanding;	473,592	482,481
Treasury stock	(996,293)	(476,796)
Retained earnings	620,389	513,771
Accumulated other comprehensive loss	(310)	(767)

Total stockholders’ equity	97,378	518,689

Total liabilities and stockholders’ equity	$1,583,319	$1,891,383

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating Activities:
Net income	$43,800	$22,675	$106,618	$174,792
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	49,006	49,527	195,162	193,700
Amortization of intangible assets	3,326	3,848	14,692	10,933
Share-based payments expense	3,291	5,377	13,384	16,831
Windfall excess tax benefits related to share-based payments	24	(351)	(1,964)	(3,698)
Deferred income taxes	(5,203)	1,165	(22,611)	(10,933)
Impairment expense	—	27,470	—	32,732
(Income) loss from equity method investments, net	(2,527)	21,352	28,734	(19,928)
Amortization of deferred financing fees and debt discount	693	1,189	4,116	6,394
Loss from early extinguishment of debt	—	63	2,018	6,013
Other	(273)	(3,059)	(1,750)	(2,039)
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	(8,793)	8,284	8,671	7,978
Content library	(29,053)	(31,905)	19,747	(22,459)
Prepaid expenses and other current assets	21,235	(19,086)	44,282	(50,542)
Other assets	55	(39)	1,702	230
Accounts payable	28,094	71,671	(68,912)	1,491
Accrued payable to retailers	20,975	5,553	(6,847)	(4,088)
Other accrued liabilities	6,654	16,979	1,309	(9,573)

Net cash flows from operating activities(1)	131,304	180,713	338,351	327,834
Investing Activities:
Purchases of property and equipment	(25,613)	(38,066)	(97,924)	(161,412)
Proceeds from sale of property and equipment	142	456	1,977	13,344
Acquisition of ecoATM, net of cash acquired	—	—	—	(244,036)
Receipt of note receivable principal	—	22,818	—	22,913
Cash paid for equity investments	—	—	(24,500)	(28,000)
Extinguishment payment received from equity investment	5,000	—	5,000	—

Net cash flows used in investing activities(1)	(20,471)	(14,792)	(115,447)	(397,191)
Financing Activities:
Proceeds from issuance of senior unsecured notes	—	—	295,500	343,769
Proceeds from new borrowing on Credit Facility	7,000	250,000	642,000	400,000
Principal payments on Credit Facility	(58,875)	(154,375)	(680,125)	(215,313)
Financing costs associated with Credit Facility and senior unsecured notes(2)	(5)	(1,759)	(2,911)	(2,203)
Settlement and conversion of convertible debt	—	(2,547)	(51,149)	(172,211)
Repurchases of common stock(3)	(13)	(100,000)	(545,091)	(195,004)
Principal payments on capital lease obligations and other debt	(3,399)	(4,010)	(13,996)	(14,834)
Windfall excess tax benefits related to share-based payments	(24)	351	1,964	3,698
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	564	697	(520)	8,460

Net cash flows from (used in) financing activities(1)	$(54,752)	$(11,643)	$(354,328)	$156,362

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Effect of exchange rate changes on cash	$1,714	$1,929	$2,683	$1,538

Increase (decrease) in cash and cash equivalents	57,795	156,207	(128,741)	88,543
Cash and cash equivalents:
Beginning of period	184,901	215,230	371,437	282,894

End of period	$242,696	$371,437	$242,696	$371,437

(1)	During 2013, we discontinued four ventures previously included in our New Ventures operating segment: Orango, Rubi, Crisp Market, and Star Studio. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented because they were not material.
(2)	Total financing costs associated with the Credit Facility and senior unsecured notes issued in the second quarter of 2014 were $8.2 million composed of non-cash debt issue costs of $4.5 million recorded as debt discount associated with our issuance of $300.0 million senior unsecured notes due 2021, $1.5 million in deferred financing fees associated with the senior unsecured notes, and $2.2 million in deferred financing fees associated with the refinancing of our credit facility. The cash payments for financing costs associated with the Credit Facility and senior unsecured notes in 2014 were $2.9 million. The remaining accrued balance of the total financing cost as of December 31, 2014 was $0.8 million.
(3)	The total cost of repurchases of common stock in 2014 was $545.1 million, which includes $3.7 million in fees and expenses relating to the tender offer recorded as part of the cost of treasury stock in our Consolidated Balance Sheets. The cash payments for the tender offer fees in 2014 were $3.7 million.

OUTERWALL INC.

BUSINESS SEGMENTS AND ENTERPRISEWIDE INFORMATION

(unaudited)

The analysis and reconciliation of the company’s segment information to the consolidated financial statements that follows covers the company’s results of operations, which consists of the Redbox, Coinstar and New Ventures segments. Unallocated general and administrative expenses relate to share-based compensation and expense related to the rights to receive cash issued in connection with our acquisition of ecoATM.

Dollars in thousands

Three Months Ended December 31, 2014	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$493,950	$81,921	$24,729	$—	$600,600
Expenses:
Direct operating	335,849	40,860	28,853	1,371	406,933
Marketing	6,634	1,949	1,597	918	11,098
Research and development	79	45	1,975	1,063	3,162
General and administrative	30,098	5,510	4,473	1,811	41,892

Segment operating income (loss)	121,290	33,557	(12,169)	(5,163)	137,515
Less: depreciation and amortization	(37,700)	(8,998)	(5,635)	—	(52,333)

Operating income (loss)	83,590	24,559	(17,804)	(5,163)	85,182
Income from equity method investments, net	—	—	—	2,527	2,527
Interest expense, net	—	—	—	(12,599)	(12,599)
Other, net	—	—	—	(3,016)	(3,016)

Income (loss) before income taxes	$83,590	$24,559	$(17,804)	$(18,251)	$72,094

Dollars in thousands

Three Months Ended December 31, 2013	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$496,399	$80,698	$16,608	$—	$593,705
Expenses:
Direct operating	342,940	39,272	16,585	1,662	400,459
Marketing	4,953	2,887	993	666	9,499
Research and development	5	1,855	2,514	539	4,913
General and administrative	37,154	5,867	3,940	6,029	52,990

Segment operating income (loss)	111,347	30,817	(7,424)	(8,896)	125,844
Less: depreciation and amortization	(40,418)	(8,428)	(4,007)	—	(52,853)

Operating income (loss)	70,929	22,389	(11,431)	(8,896)	72,991
Loss from equity method investments, net	—	—	—	(21,352)	(21,352)
Interest expense, net	—	—	—	(6,848)	(6,848)
Other, net	—	—	—	(2,204)	(2,204)

Income (loss) before income taxes	$70,929	$22,389	$(11,431)	$(39,300)	$42,587

OUTERWALL INC.

BUSINESS SEGMENTS AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands

Year Ended December 31, 2014	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$1,893,135	$315,628	$94,240	$—	$2,303,003
Expenses:
Direct operating	1,338,946	161,214	95,003	6,585	1,601,748
Marketing	23,916	6,346	4,785	3,193	38,240
Research and development	120	531	8,545	3,851	13,047
General and administrative	136,756	27,012	16,295	11,658	191,721

Segment operating income (loss)	393,397	120,525	(30,388)	(25,287)	458,247
Less: depreciation and amortization	(156,628)	(35,471)	(17,771)	—	(209,870)

Operating income (loss)	236,769	85,054	(48,159)	(25,287)	248,377
Loss from equity method investments, net	—	—	—	(28,734)	(28,734)
Interest expense, net	—	—	—	(47,636)	(47,636)
Other, net	—	—	—	(4,873)	(4,873)

Income (loss) before income taxes	$236,769	$85,054	$(48,159)	$(106,530)	$167,134

Dollars in thousands

Year Ended December 31, 2013	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$1,974,531	$300,218	$31,852	$—	$2,306,601
Expenses:
Direct operating	1,383,646	158,562	29,433	3,636	1,575,277
Marketing	23,010	6,244	1,589	1,559	32,402
Research and development	78	6,962	4,669	1,375	13,084
General and administrative	166,117	25,944	15,551	14,164	221,776

Segment operating income (loss)	401,680	102,506	(19,390)	(20,734)	464,062
Less: depreciation and amortization	(162,637)	(33,921)	(6,536)	—	(203,094)

Operating income (loss)	239,043	68,585	(25,926)	(20,734)	260,968
Income from equity method investments, net	—	—	—	19,928	19,928
Interest expense, net	—	—	—	(32,801)	(32,801)
Other, net	—	—	—	(5,527)	(5,527)

Income (loss) before income taxes	$239,043	$68,585	$(25,926)	$(39,134)	$242,568

APPENDIX A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include, but not limited to, i) restructuring costs associated with actions to reduce costs in our continuing operations primarily through workforce reductions across the Company, ii) acquisition costs primarily related to the acquisition of ecoATM, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iv) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and includes the impacts of the gain on re-measurement of our previously held equity interest in ecoATM upon acquisition, v) benefits from release of indemnification reserves upon settlement of the Sigue Note and vi) tax benefits related to a net operating loss adjustment and the recognition of a worthless stock deduction in a corporate subsidiary (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
Dollars in thousands	2014	2013	2014	2013
Net income from continuing operations	$43,800	$42,876	$107,386	$208,091
Depreciation, amortization and other	52,333	52,853	209,870	203,094
Interest expense, net	12,599	6,848	47,636	32,801
Income tax expense (benefit)	28,294	(289)	59,748	34,477
Share-based payments expense(1)	3,291	5,377	13,384	16,831

Adjusted EBITDA from continuing operations	140,317	107,665	438,024	495,294
Non-Core Adjustments:
Restructuring costs	—	4,495	469	4,495
Acquisition costs	—	—	—	5,669
Rights to receive cash issued in connection with the acquisition of ecoATM	3,237	6,364	13,270	8,664
(Income) loss from equity method investments, net	(2,527)	21,352	28,734	48,448
Sigue indemnification reserve releases	—	(2,542)	—	(2,542)
Gain on previously held equity interest in ecoATM	—	—	—	(68,376)

Core adjusted EBITDA from continuing operations	$141,027	$137,334	$480,497	$491,652

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Diluted EPS from continuing operations	$2.35	$1.55	$5.19	$7.33
Non-Core Adjustments, net of tax:(1)
Restructuring costs	—	0.10	0.01	0.10
Acquisition costs	—	0.02	—	0.17
Rights to receive cash issued in connection with the acquisition of ecoATM	0.17	0.20	0.53	0.25
(Income) loss from equity method investments, net	(0.08)	0.47	0.85	1.04
Sigue indemnification reserve releases	—	(0.06)	—	(0.05)
Gain on previously held equity interest on ecoATM	—	—	—	(2.33)
Tax benefit from net operating loss adjustment	—	—	(0.05)	—
Tax benefit of worthless stock deduction	—	(0.60)	(0.10)	(0.59)

Core diluted EPS from continuing operations	$2.44	$1.68	$6.43	$5.92

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
Dollars in thousands	2014	2013	2014	2013
Net cash provided by operating activities	$131,304	$180,713	$338,351	$327,834
Purchase of property and equipment	(25,613)	(38,066)	(97,924)	(161,412)

Free cash flow	$105,691	$142,647	$240,427	$166,422

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

	December 31,
Dollars in thousands	2014	2013
Senior unsecured notes(1)	$650,000	$350,000
Term loans(1)	146,250	344,375
Revolving line of credit	160,000	—
Convertible debt(2)	—	51,148
Capital leases	15,391	21,361

Total principal value of outstanding debt including capital leases	971,641	766,884
Less domestic cash and cash equivalents held in financial institutions	(66,546)	(199,027)

Net debt	905,095	567,857
LTM Core adjusted EBITDA from continuing operations	$480,497	$491,652

Net leverage ratio	1.88	1.15

(1)	The senior unsecured notes on our Consolidated Balance Sheets as of December 31, 2014 and December 31, 2013 included $8.4 million and $5.3 million in associated debt discount, respectively. The Term loan on our Consolidated Balance Sheets as of December 31, 2014 included $0.3 million in associated debt discount. There was no associated debt discount with the Term loans as of December 31, 2013.
(2)	The convertible debt balance on our Consolidated Balance Sheet as of December 31, 2013 included $1.4 million in associated debt discount.

Investor Contacts:

Angie McCabe

Vice President, Investor Relations

425-943-8754

angie.mccabe@outerwall.com

Rosemary Moothart

Director, Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Media Contact:

Debby Wilson

Vice President, Corporate & Public Affairs

425-943-8314

debby.wilson@outerwall.com